Contract

Party A: Shandong Longkang Juice Co., Ltd.

Party B: Nijiadian Li Xuezhang

In order to develop pollution-free base and guarantee the interests of the enterprise and farmers, after a complete negotiation of both parties, this contract is hereby made on the basis of mutual benefits to protect both parties legal rights and obligations. Both parties should obey the following terms:

Ⅰ The areas and uses of the base:

Party B provides good quality pear garden of 1800 mu to Party A for the development of pollution-free raw materials base.

Ⅱ Agreed period:

Period is 5 years which is from Sep. 1th, 2009 toAug. 31th, 2014.

Ⅲ Quality requirement of the raw fruits: The pears supplied should be picked by workers. The maturity should be above 80%. The diameter of the fruits should be above 45mm. No flaws such as hydrophthalmia, crack, moth-eaten damage, beaten damage and rotten damage etc. Leaves, weeds, sand and stones mixed are prohibited. The rate of rotten fruits should be below 5%, otherwise Party A is entitled to refuse the delivery.

Ⅳ The rights and obligations of Party A:

1 Party A purchases all the qualified raw materials with the minimum guarantee price (the minimum guarantee price is 750 Yuan/ton). When the market price is above the minimum guarantee price, then market place is taken, and the amount of the raw materials should be settled up without delay. If Party A and Party B have cooperated for more than 5 years, the unit price of the qualified raw fruits will be increased 20 Yuan per ton.

1 Party A is responsible for sending technical managers freely for technical guidance and follow-up service during the production process.

2 Party A is entitled to confirm the acreages of the base.

3 Party A is entitled to refuse the raw materials discovered by managers which are not met the pollution-free demand or which are purchased from elsewhere but served as the raw materials of the base. Loss to Party A coursed by this case should be bared by Party B.

4 When purchase season comes, according to the purchase standard of the company, discount will be made according to the quality of the raw materials.

ⅤThe rights and obligations of Party B:

1 Party B should guarantee the acreage of the base and provide all the qualified products to Party A without loss and export. Party B should not purchase the materials from elsewhere served as the raw materials of base, otherwise Party A would stop paying and cancel the contract. Party B is liable for the loss caused to Party A.

2 Party B should manage the production according to the pollution-free agricultural products production and management technique. Party B should accept management, supervision and inspection from Party A.

3 Party B is ought to protect the surrounding environment and the water recourses and guarantee the products of the base will not be polluted. If pesticides are inspected having left in the saplings, trees, and fruits of the base, Party A is entitled to refuse. Loss caused by it should be bared by Party B.

Ⅵ Liability for breach the contract:

Both partied should strictly carry out this contract. If one party has breached the contract then this party should be liable for all the loss caused to another party.

Ⅶ Amendment or cancel to the contract:

1 Each party shall have the right to amend or terminate the contract when the contract is failed to perform due to the change of the national policies or unpredicted natural disasters.

2 The contract shall lose effect when the period of the contract is due.

Ⅷ When dispute is arising on the contract, firstly negotiation will be taken; In case no settlement can be reached through negotiation, the case shall then be submitted to the local people’s court.

Ⅸ This contact is in duplicate and ach party retains one copy. The contract shall come into effect since the date it is signed.

Signature of Representative from Party A: Wang Junjie

Signature of Representative from Party B:Li Xuezhang

Jan. 7th, 2007                                                     Aug.20th, 2007